Exhibit 99.5
Consent of Allen & Company LLC, financial advisors
to Voyager Learning Company, Inc.
Members of the Board of Directors
Voyager Learning Company
789 Eisenhower Parkway
P.O. Box 1346
Ann Arbor, MI 48106-1346
     We hereby consent to (i) the inclusion of our opinion letter, dated June 20, 2009, to the Board of Directors of Voyager Learning Company, Inc. as Annex E to the Proxy Statement / Prospectus of Cambium Learning Group, Inc. forming part of this Registration Statement on
Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement / Prospectus under the captions entitled “Summary—Opinions of Voyager’s Financial Advisors,” “The Mergers—Background of the Mergers,” “The Mergers—Voyager’s Reasons for the Voyager Merger; Consideration of the Voyager Merger by Voyager’s Board of Directors” and “The Mergers—Opinions of Voyager’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ALLEN & COMPANY LLC

By:	/s/ Peter DiIorio
Name:	Peter DiIorio
Title:	General Counsel
New York, New York
November 7, 2009